Exhibit 99.1

SETTLEMENT AGREEMENT

AGREEMENT made this 14 day of September 2021 by and between DNA Healthlink, Inc. (“DNA Healthlink”) and RespireRx Pharmaceutical, Inc. (RespireRx”). DNA Healthlink and RespireRx are referred to herein individually as “Party” and together as “Parties.”

WHEREAS the Parties agree that RespireRx owes DNA Healthlink $410,000 pursuant to an agreement among the parties dated October 15, 2014 (“October 2014 Agreement”); and

WHEREAS the Parties agree that this settlement agreement (“Settlement Agreement”) does not amend the October 2014 Agreement other than as to a payment schedule and that any other amendment to the October 2014 Agreement would be in writing agreed and executed by the Parties; and

WHEREAS the Parties have reached an agreement regarding payment and satisfaction of any amount owed under the October 2014 Agreement;

NOW, THEREFORE, AND INTENDING TO BE LEGALLY BOUND, IT IS HEREBY STIPULATED AND AGREED between the Parties that:

1. RespireRx will pay a total of Four Hundred and Ten Thousand dollars ($410,000.00) (the “Settlement Amount”) to DNA Health in in monthly installments as described in Exhibit A to this Settlement Agreement.

RespireRx agrees and acknowledges that time is of the essence with regard to the payment dates set forth herein.

1a. If RespireRx receives one or more upfront license fee payments or any other similar fee or fees (“Upfront Fees”) from one or more strategic partners within the first eighteen months of this inception of this Settlement Agreement that aggregate at least Fifteen Million dollars ($15,000,000.00), the payments due to DNA Healthlink not previously paid, shall be accelerated and shall become due and payable in full within ninety (90) days of such receipt of such Upfront Fees.

1

2. The payments called for in Paragraph 1 or 1a shall be made by wire transfer or ACH transfer or such other form of electronic payment, as arranged by the Parties in accordance with the following electronic funds transfer information

DNA Healthlink, Inc.

TD Bank

Routing # 031201360 Acct # 7859158862

3. If any payment called for herein is more than ten (10) days late and such late payment is not cured within ten (10) days of written notice, an Event of Default will be deemed to have occurred under this Agreement. “Written notice” for the purposes of this paragraph shall mean notice provided by email to Frank F. Velocci, Esquire, at frank.velocci@faegredrinker.com.

4. Upon the occurrence of an Event of Default under this Agreement, DNA Healthlink shall have the right to enforce the terms of this agreement and shall be entitled to reimbursement of any fees and costs associated with any such enforcement (including, but not limited to, DNA Healthlink’s reasonable attorney’s fees), without further notice.

5. Within ten (10) days of full performance of the terms herein, DNA Healthlink shall provide a general release for the benefit of RespireRx releasing RespireRx from any and all obligations, past, present and future pursuant to this Settlement Agreement. For purposes of this Paragraph, “full performance of the terms herein” shall be deemed to have occurred when all payments called for by Paragraph 1 have cleared into the account of DNA Healhlink.

6. No failure of any Party to exercise any of its rights hereunder shall be a waiver of the right to exercise that or any other right at any other time and from time to time thereafter.

2

7. This Settlement Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New Jersey, without regard to the conflicts of laws doctrine of such state.

8. This Settlement Agreement represents a compromise of disputed claims, achieved as a result of negotiations, and shall not be construed or regarded as an admission of liability or fault by or in favor of either Party.

9. This Settlement Agreement shall not be construed for or against either of the Parties, whether based on any rule of construction relating to the drafting of a document or otherwise, but rather shall be given a fair and reasonable interpretation based upon the plain language of this Settlement Agreement and the expressed intent of the Parties, without regard to which of the Parties prepared this Settlement Agreement.

10. The Parties acknowledge that the covenants contained in this Settlement Agreement provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Settlement Agreement.

11. Each party to this Settlement Agreement acknowledges that it has had the benefit of advice from competent legal counsel with respect to the decision to enter into this Settlement Agreement.

12. Each Party to this Settlement Agreement represents that it is duly authorized to execute this Settlement Agreement having obtained all approvals and consents necessary to take said actions. Each Party to this Settlement Agreement represents that it is not breaching or interfering with any agreement, right or obligation to any person, entity, party or non-party by entering into the settlement described herein.

3

13. This Settlement Agreement represents the full agreement of the Parties with regard to the subject matter hereof and supersedes any and all other agreements, whether oral or written with respect to the subject matter of this Settlement Agreement.

14. Whenever possible, each provision of this Settlement Agreement shall be interpreted in such a manner as to be effective and valid under applicable law; however, if any term or provision (including any paragraph, sentence, clause or word) of this Settlement Agreement shall be determined by the Court to be illegal, invalid or unenforceable for any reason, such determination shall not affect the remaining terms or provisions of this Settlement Agreement, which shall continue in full force and effect.

15. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, including facsimile or scanned copies, but all of which together shall constitute one and the same instrument.

DNA HEALTHLINK, INC.		RESPIRERX PHARMACEUTICAL, INC.

BY:	/s/ Richard D. Purcell	BY:	/s/ Jeff Eliot Margolis
	Richard D. Purcell		Jeff Eliot Margolis
	President		SVP, CFO, Treasurer, Secretary

4

EXHIBIT A

November 15, 2021	$8,000.00
December 15, 2021	$8,000.00
January 15, 2022	$8,000.00
February 15, 2022	$8,000.00
March 15, 2022	$8,000.00
April 15, 2022	$8,000.00
May 15, 2022	$8,000.00
June 15, 2022	$8,000.00
July 15, 2022	$8,000.00
August 15, 2022	$8,000.00
September 15, 2022	$8,000.00
October 15, 2022	$8,000.00
November 15, 2022	$10,000.00
December 15, 2022	$10,000.00
January 15, 2023	$10,000.00
February 15, 2023	$10,000.00
March 15, 2023	$10,000.00
April 15, 2023	$10,000.00
May 15, 2023	$10,000.00
June 15, 2023	$10,000.00
July 15, 2023	$10,000.00
August 15, 2023	$10,000.00
September 15, 2023	$10,000.00
October 15, 2023	$10,000.00
November 15, 2023	$15,000.00
December 15, 2023	$15,000.00
January 15, 2024	$15,000.00
February 15, 2024	$15,000.00
March 15, 2024	$15,000.00
April 15, 2024	$15,000.00
May 15, 2024	$15,000.00
June 15, 2024	$15,000.00
July 15, 2024	$15,000.00
August 15, 2024	$15,000.00
September 15, 2024	$15,000.00
October 15, 2024	$15,000.00
November 15, 2024	$14,000.00
Total	$410,000.00

5